SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
()

KENEXA CORPORATION
(Name of Issuer)

Class A Common Stock
(Title of Class of Securities)

488879107
(CUSIP Number)

December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this

Schedule is filed:

[ ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.

488879107

---------

------------------------------------------------------------------------------

(1)

Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

WAFRA ACQUISITION FUND 14, L.P.

IRS No. 13-4154965

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(2)

Check the appropriate box if a member of a Group*

(a)

/ /

(b)

/X/

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(3)

SEC Use Only

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(4)

Citizenship or Place of Organization

Delaware

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Number of Shares

(5)

Sole Voting Power

Beneficially Owned

712,189

by Each Reporting

------------------------------

Person With

(6)

Shared Voting Power

-

------------------------------

(7)

Sole Dispositive Power

712,189

------------------------------

(8)

Shared Dispositive Power

-

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(9)

Aggregate Amount Beneficially Owned by Each Reporting Person

712,189

------------------------------------------------------------------------------

(10)

Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------

(11)

Percent of Class Represented by Amount in Row (9)

4.1%

------------------------------------------------------------------------------

(12)

Type of Reporting Person*

PN

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CUSIP No.

488879107

---------

------------------------------------------------------------------------------

(1)

Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

WAFRA PARTNERS, L.P.

------------------------------------------------------------------------------

(2)

Check the appropriate box if a member of a Group*

(a)

/ /

(b)

/X/

------------------------------------------------------------------------------

(3)

SEC Use Only

------------------------------------------------------------------------------

(4)

Citizenship or Place of Organization

Delaware

------------------------------------------------------------------------------

Number of Shares

(5)

Sole Voting Power

Beneficially Owned

712,189

by Each Reporting

------------------------------

Person With

(6)

Shared Voting Power

-

------------------------------

(7)

Sole Dispositive Power

712,189

------------------------------

(8)

Shared Dispositive Power

-

------------------------------------------------------------------------------

(9)

Aggregate Amount Beneficially Owned by Each Reporting Person

712,189

------------------------------------------------------------------------------

(10)

Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------

(11)

Percent of Class Represented by Amount in Row (9)

4.1%

------------------------------------------------------------------------------

(12)

Type of Reporting Person*

PN

------------------------------------------------------------------------------

CUSIP No.

488879107

---------

------------------------------------------------------------------------------

(1)

Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

WAFRA PARTNERS, INC.

------------------------------------------------------------------------------

(2)

Check the appropriate box if a member of a Group*

(a)

/ /

(b)

/X/

------------------------------------------------------------------------------

(3)

SEC Use Only

------------------------------------------------------------------------------

(4)

Citizenship or Place of Organization

Delaware

------------------------------------------------------------------------------

Number of Shares

(5)

Sole Voting Power

Beneficially Owned

712,189

by Each Reporting

------------------------------

Person With

(6)

Shared Voting Power

-

------------------------------

(7)

Sole Dispositive Power

712,189

------------------------------

(8)

Shared Dispositive Power

-

------------------------------------------------------------------------------

(9)

Aggregate

712,189

------------------------------------------------------------------------------

(10)

Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------

(11)

Percent of Class Represented by Amount in Row (9)

4.1%

------------------------------------------------------------------------------

(12)

Type of Reporting Person*

CO

------------------------------------------------------------------------------

CUSIP No.

488879107

---------

------------------------------------------------------------------------------

(1)

Names of Reporting Persons.

I.R.S. Identification Nos. of above persons (entities only).

Breeze Holding Corp.

------------------------------------------------------------------------------

(2)

Check the appropriate box if a member of a Group*

(a)

/ /

(b)

/X/

------------------------------------------------------------------------------

(3)

SEC Use Only

------------------------------------------------------------------------------

(4)

Citizenship or Place of Organization

Cayman Islands

------------------------------------------------------------------------------

Number of Shares

(5)

Sole Voting Power

Beneficially Owned

712.189

by Each Reporting

------------------------------

Person With

(6)

Shared Voting Power

-

------------------------------

(7)

Sole Dispositive Power

712,189

------------------------------

(8)

Shared Dispositive Power

-

------------------------------------------------------------------------------

(9)

Aggregate

712,189

------------------------------------------------------------------------------

(10)

Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

------------------------------------------------------------------------------

(11)

Percent of Class Represented by Amount in Row (9)

4.1%

------------------------------------------------------------------------------

(12)

Type of Reporting Person*

CO

------------------------------------------------------------------------------

ITEM 1(A).

NAME OF ISSUER

KENEXA CORPORATION

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ITEM 1(B).

ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

650 EAST SWEDESFORD ROAD

WAYNE, PA  19087

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ITEM 2(A).

NAME OF PERSON(S) FILING

WAFRA ACQUISITION FUND 14, L.P.

WAFRA PARTNERS, L.P.

WAFRA PARTNERS, INC.

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ITEM 2(B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

345 Park Avenue, 41st Floor

New York, NY 10154

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ITEM 2(C).

CITIZENSHIP

Delaware

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ITEM 2(D).

TITLE OF CLASS OF SECURITIES

Class A Common Stock

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ITEM 2(E).

CUSIP NUMBER

488879107

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ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR

13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //

Broker or Dealer registered under Section 15 of the Act

(15 U.S.C. 78o).

(b) //

Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).

(c) //

Insurance Company as defined in section 3(a) (19) of the Act

(15 U.S.C. 78c).

(d) //

Investment Company registered under section 8 of the Investment

Company Act of 1940 (15 U.S.C. 80a-8).

(e) //

Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).

(f) //

Employee Benefit Plan or endowment fund in accordance with section

240.13d-1(b)(1)(ii)(F).

(g) //

Parent Holding Company or control person in accordance with section

240.13d-1(b)(1)(ii)(G).

(h) //

A savings association as defined in section 3(b) of the Federal Deposit

Insurance Act (12 U.S.C. 1813).

(i) //

A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

(15U.S.C. 80a-3).

(j) //

Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 1(A).

NAME OF ISSUER

KENEXA CORPORATION

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ITEM 1(B).

ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

650 EAST SWEDESFORD ROAD

WAYNE, PA 19087

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ITEM 2(A).

NAME OF PERSON(S) FILING

Breeze Holding Corp.

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ITEM 2(B).

ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

Walkers SPV Limited

Walker House

P.O. Box 908GT

Mary Street

Georgetown, Grand Cayman

Cayman Islands

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ITEM 2(C).

CITIZENSHIP

Cayman Islands

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ITEM 2(D).

TITLE OF CLASS OF SECURITIES

Class A Common Stock

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ITEM 2(E).

CUSIP NUMBER

48879107

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ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR

13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) //

Broker or Dealer registered under Section 15 of the Act

(15 U.S.C. 78o).

(b) //

Bank as defined in section 3(a) (6) of the Act (15 U.S.C. 78c).

(c) //

Insurance Company as defined in section 3(a) (19) of the Act

(15 U.S.C. 78c).

(d) //

Investment Company registered under section 8 of the Investment

Company Act of 1940 (15 U.S.C. 80a-8).

(e) / /

Investment Adviser in accordance with section 240.13d(b)(1)(ii)(E).

(f) //

Employee Benefit Plan or endowment fund in accordance with section

240.13d-1(b)(1)(ii)(F).

(g) //

Parent Holding Company or control person in accordance with section

240.13d-1(b)(1)(ii)(G).

(h) //

A savings association as defined in section 3(b) of the Federal Deposit

Insurance Act (12 U.S.C. 1813).

(i) //

A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

(15U.S.C. 80a-3).

(j) //

Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

ITEM 4.

OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)

Amount Beneficially Owned:

712,189

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(b)

Percent of Class:

4.1%

------------------------------------------------------------------------------

(c)

Number of shares as to which such person has:

(i)

sole power to vote or to direct the vote

712,189

----------------------------------------------------------------

(ii)

shared power to vote or to direct the vote

-

----------------------------------------------------------------

(iii)

sole power to dispose or to direct the disposition of

712,189

----------------------------------------------------------------

(iv)

shared power to dispose or to direct the disposition of

-

----------------------------------------------------------------

ITEM 5.

OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/

ITEM 6.

OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

ITEM 7.

IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED

THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8.

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable

ITEM 9.

NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10.

CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2006

WAFRA ACQUISITION FUND 14, L.P.

By:  WAFRA PARTNERS, L.P., as General Partner

By:  WAFRA PARTNERS, INC., as General Partner of WAFRA PARTNERS, L.P.

/s/  Anthony G. Barbuto

--------------------------

Signature

Anthony G. Barbuto/President

Name/Title

WAFRA PARTNERS, L.P.

By:  WAFRA PARTNERS, INC., as General Partner .

/s/  Anthony G. Barbuto

--------------------------

Signature

Anthony G. Barbuto/President

Name/Title

WAFRA PARTNERS, INC.

/s/  Anthony G. Barbuto

--------------------------

Signature

Anthony G. Barbuto/President

Name/Title

Breeze Holding Corp.

/s/  Anthony G. Barbuto

--------------------------

Signature

Anthony G. Barbuto/Vice President

Name/Title

SCHEDULE A

OFFICERS AND DIRECTORS OF THE REPORTING PERSONS

Name (and Citizenship	Resident/ Business Address	Principal Occupation/ Employment	Name/ Principal Business/ Address of Principal Employment
Anthony G. Barbuto (U.S.)	345 Park Avenue, 41st Floor, New York, NY, 10154-0101	Chief Financial Officer	Wafra Investment Advisory Group, Inc. 345 Park Avenue, 41st Floor, New York, NY, 10154-0101
Peter Petrillo (U.S.)	345 Park Avenue, 41st Floor, New York, NY, 10154-0101	Senior Vice President	Wafra Investment Advisory Group, Inc. 345 Park Avenue, 41st Floor, New York, NY, 10154-0101
Mohamad W. Khouja (U.S.)	345 Park Avenue, 41st Floor, New York, NY, 10154-0101	Chief Executive Officer	Wafra Investment Advisory Group, Inc. 345 Park Avenue, 41st Floor, New York, NY, 10154-0101

EXHIBIT INDEX

Exhibit No.

Description

1

Joint Filing Agreement

Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D, dated as of the date hereof (the “Statement”), with respect to the Class A Common Stock, of Kenexa Corporation is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Statement and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of February, 2006.

WAFRA ACQUISITION FUND 14, L.P.

By:  WAFRA PARTNERS, L.P., as General Partner

By: WAFRA PARTNERS, INC., as General Partner of WAFRA PARTNERS, L.P.

/s/      Anthony G. Barbuto

----------------------------------

             Signature

Anthony G. Barbuto/President

Name/Title

WAFRA PARTNERS, L.P.

By: WAFRA PARTNERS, INC., as General Partner

/s/      Anthony G. Barbuto

----------------------------------

             Signature

Anthony G. Barbuto/President

Name/Title

WAFRA PARTNERS, INC.

/s/      Anthony G. Barbuto

----------------------------------

             Signature

Anthony G. Barbuto/President

Name/Title

Breeze Holding Corp.

/s/      Anthony G. Barbuto

----------------------------------

             Signature

Anthony G. Barbuto/Vice President

Name/Title